Exhibit 99.1

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

Record Quarterly Building Supply Segment Sales of $8.5 Million

Income from Operations Increased 15.6% for the Third Quarter and Increased 32.2% Year to Date

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●

Net sales increased 4.1% to $13.2 million for the quarter ended September 30, 2014, compared to $12.7 million for the quarter ended September 30, 2013, and increased 6.4% to $35.4 million for the nine-month period ended September 30, 2014 from $33.3 million for the comparable nine-month period of 2013.

●

Net income increased 6.7% to $966,000 for the quarter ended September 30, 2014, compared to $905,000 for the same quarter in 2013. Net income increased 52.7% to $2,130,000 from $1,395,000 for the nine months ended September 30, 2014, as compared to the same period of 2013.

●	Diluted earnings per common share for the quarters ended September 30, 2014 and 2013 were $0.05 and for the nine-month periods ended September 30, 2014 and 2013 were $0.11 and $0.07, respectively.

Nogales, Arizona – October 23, 2014 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine months ended September 30, 2014.

Net sales for the third quarter increased 4.1% to $13.2 million from $12.7 million for the comparable quarter of 2013, with an increase across all segments. Building Supply segment sales for the three months ended September 30, 2014 increased by 3.7% to a record $8.5 million, compared to $8.2 million for the same period of 2013. The sales mix of the Building Supply segment for the three months ended September 30, 2014 was 65% for synthetic roof underlayment, 31% for housewrap and 4% for other woven material. This compared to 66% for synthetic roof underlayment, 30% for housewrap and 4% for other woven material for the third quarter of 2013. Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2014 increased 3.6% to $3.5 million, compared to $3.3 million for the same period of 2013. Infection Control segment sales for the three months ended September 30, 2014 increased by $93,000, or 8.3%, to $1.2 million compared to $1.1 million for the same period of 2013.

Al Millar, President of Alpha Pro Tech, commented, “We are reporting a record-setting $8.5 million in sales in our Building Supply segment for the quarter, driven primarily by an increase in sales of house wrap. For the year, TECHNOply™, the economy version of our synthetic roof underlayment, has really gained traction with approximately three and half times the sales over the same period last year.”

Mr. Millar continued, “Our Infection Control and Disposable Protective Apparel segments offer personal protective equipment that the Centers for Disease Control and Prevention currently recommend as guidelines for healthcare workers in relation to the Ebola virus. We offer a complete line of facemasks, including a N95 particulate respirator, as well as a line of face shields, gowns, coveralls and other disposable apparel. In response to the Ebola crisis in West Africa, we have recently donated products to World Vision, a relief effort organization, which has distributed our product to health care workers in the fight against the spread of Ebola.”

Net sales for the nine months ended September 30, 2014 increased 6.4% to $35.4 million from $33.3 million for the comparable period of 2013. This increase resulted from increased sales across all segments.

Building Supply segment sales for the nine months ended September 30, 2014 increased by $1.0 million, or 5.0%, to $21.5 million, compared to $20.5 million for the same period of 2013. The increase was primarily due to a 7.3% increase in sales of synthetic roof underlayment, an increase in sales of housewrap and an increase in sales of other woven material.

Gross profit for the three months ended September 30, 2014 increased by 6.7% to $4.9 million, or 37.0% gross profit margin, compared to $4.6 million, or 36.1% gross profit margin, for the same period in 2013. Gross profit for the nine months ended September 30, 2014 increased 5.7% to $13.0 million, or 36.7% gross profit margin, from $12.3 million, or 36.9% gross profit margin, for the same period of 2013.

Selling, general and administrative expenses increased by 3.1% to $3.3 million for the third quarter of 2014 from $3.2 million for the same quarter of 2013. Selling, general and administrative expenses were up across all segments due to increased sales and were partially offset by a decrease in unallocated corporate expenses. As a percentage of net sales, selling, general and administrative expenses decreased to 24.9% for the three months ended September 30, 2014 from 25.1% for the same period of 2013. For the nine-month period ended September 30, 2014, selling, general and administrative expenses as a percentage of net sales decreased to 28.1% from 29.7% for the same period of 2013.

Income from operations increased by $189,000, or 15.6%, to $1.4 million for the three months ended September 30, 2014, compared to $1.2 million for the three months ended September 30, 2013. Income from operations increased by $605,000, or 32.2%, to $2.5 million for the nine months ended September 30, 2014, compared to $1.9 million for the same period of 2013.

Net income increased for the three months ended September 30, 2014 to $1.0 million compared to $905,000 for the same period in 2013, an increase of $61,000, or 6.7%. Net income as a percentage of net sales for the three months ended September 30, 2014 and 2013 was 7.3% and 7.1%, respectively. Basic and diluted earnings per common share for the three months ended September 30, 2014 and 2013 was $0.05.

Net income increased by 52.7% to $2.1 million for the nine months ended September 30, 2014, compared to $1.4 million for the same period of 2013. Net income as a percentage of net sales for the nine months ended September 30, 2014 was 6.0%, and net income as a percentage of net sales for the same period of 2013 was 4.2%. Basic earnings per common share for the nine months ended September 30, 2014 and 2013 were $0.12 and $0.07, respectively. Diluted earnings per common share for the nine months ended September 30, 2014 and 2013 were $0.11 and $0.07, respectively

The consolidated balance sheet remained strong with a current ratio of 16:1 as of September 30, 2014, compared to 19:1 as of December 31, 2013. The Company completed the third quarter of 2014 with working capital of $31.8 million.

Inventory decreased by $469,000, or 3.3%, to $13.7 million as of September 30, 2014 from $14.1 million as of December 31, 2013. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.2 million, or 23.6%, to $3.9 million and a decrease in inventory for the Infection Control segment of $318,000, or 9.8%, to $2.9 million, partially offset by an increase in inventory for the Building Supply segment of $1.1 million, or 18.2%, to $6.8 million.

Lloyd Hoffman, Chief Financial Officer, commented, “At the end of the quarter, we had $1.6 million available for additional stock purchases under our stock repurchase program. Year to date, we have repurchased 950,100 shares of common stock at a cost of $2,034,000, bringing the program total to 11,475,078 shares of common stock at a cost of $15,960,000 since the repurchase program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit the Company’s Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
	2014	2013 (1)
Assets
Current assets:
Cash and cash equivalents	$7,053,000	$8,215,000
Investments	2,426,000	1,606,000
Accounts receivable, net of allowance for doubtful accounts of $82,000 and $85,000 as of September 30, 2014 and December 31, 2013, respectively	6,148,000	5,071,000
Inventories	13,671,000	14,140,000
Prepaid expenses	4,115,000	2,968,000
Deferred income tax assets	577,000	640,000
Total current assets	33,990,000	32,640,000

Property and equipment, net	3,415,000	3,068,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	75,000	92,000
Equity investment in unconsolidated affiliate	2,924,000	2,708,000
Total assets	$40,459,000	$38,563,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,250,000	$689,000
Accrued liabilities	915,000	1,036,000
Total current liabilities	2,165,000	1,725,000

Deferred income tax liabilities	1,624,000	1,257,000
Total liabilities	3,789,000	2,982,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,213,009 and 18,878,109 shares outstanding as of September 30, 2014 and December 31, 2013, respectively	182,000	189,000
Additional paid-in capital	17,477,000	18,994,000
Accumulated other comprehensive income	1,108,000	625,000
Retained earnings	17,903,000	15,773,000
Total shareholders' equity	36,670,000	35,581,000
Total liabilities and shareholders' equity	$40,459,000	$38,563,000

(1)	The condensed consolidated balance sheet as of December 31, 2013 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$13,213,000	$12,692,000	$35,421,000	$33,298,000
Cost of goods sold, excluding depreciation and amortization	8,327,000	8,113,000	22,416,000	20,999,000
Gross profit	4,886,000	4,579,000	13,005,000	12,299,000

Operating expenses:
Selling, general and administrative	3,288,000	3,190,000	9,958,000	9,885,000
Depreciation and amortization	198,000	178,000	562,000	534,000
Total operating expenses	3,486,000	3,368,000	10,520,000	10,419,000

Income from operations	1,400,000	1,211,000	2,485,000	1,880,000

Other income:
Equity in income of unconsolidated affiliate	22,000	101,000	216,000	172,000
Gain on investments in common stock and common stock warrants	-	-	409,000	-
Interest income	4,000	1,000	13,000	3,000
Total other income	26,000	102,000	638,000	175,000

Income before provision for income taxes	1,426,000	1,313,000	3,123,000	2,055,000

Provision for income taxes	460,000	408,000	993,000	660,000

Net income	$966,000	$905,000	$2,130,000	$1,395,000

Basic earnings per common share	$0.05	$0.05	$0.12	$0.07

Diluted earnings per common share	$0.05	$0.05	$0.11	$0.07

Basic weighted average common shares outstanding	18,107,073	19,008,660	18,429,985	19,326,491

Diluted weighted average common shares outstanding	18,387,422	19,009,656	18,689,274	19,326,491

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